EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CDOOR CORP. COMPLETES ACQUISITION OF WANXIN BIO-TECHNOLOGY LIMITED
AND
CHANGES NAME TO SINOBIOMED INC.

Shanghai, China - March 2, 2007 - CDoor Corp. (the “Company”) (OTCBB: CDCX) (which is now named “Sinobiomed Inc.”) is pleased to announce that on January 12, 2007, the Company completed a Share Purchase Agreement, dated December 21, 2006, entered into between the Company, Wanxin Bio-Technology Limited (“Wanxin”) and all the shareholders of Wanxin (the “Share Purchase Agreement”) whereby the Company acquired 100% of the issued and outstanding shares in the capital of Wanxin, through the issuance of 1,750,000 shares of our common stock in aggregate to the shareholders of Wanxin.

Wanxin is the sole shareholder Manhing Enterprises Limited, a company organized under the laws of Hong Kong, and Manhing Enterprises Limited is the registered owner of 82% of the capital of Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. In addition, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. is the registered owner of 50.33% of the capital of Shanghai Wanxing Bio-science Cosmetic Co., Ltd.

Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (“Shanghai Wanxing”) specializes in the development of genetically engineered recombinant protein drugs and vaccines, and currently has 10 products approved or in development, which respond to a wide range of diseases, including malaria and hepatitis. The development of Shanghai Wanxing’s malaria vaccine candidate is supported by the World Health Organization (WHO) and the Program for appropriate Technology in Health’s (PATH) Malaria Vaccine Initiative (MVI), which to date has received more than $250 million in funding from the Bill and Melinda Gates Foundation. Malaria threatens some two billion people and kills and estimated one million annually worldwide; there is currently no vaccine. Shanghai Wanxing’s candidate vaccine received a US patent in September 2006.

The Company’s annual meeting of stockholders was held on March 1, 2007, where the shareholders of the Company among other actions approved the name change from CDoor Corp. to Sinobiomed Inc. Effective March 2, 2007, the Company will begin trading on the OTCBB under the name SinoBiomed Inc. and new symbol “SOBM”.

In addition, to the name change, the Company has effected a forward stock split of its issued and outstanding shares on a basis of 40 new shares for each one (1) old share, which is effective March 2, 2007.

Also on March 1, 2007, the shareholders of the Company elected the following individuals as directors: Mr. Ka Yu, Mr. Ban-Jun Yang, Mr. Robert Ip, Mr. Chris Metcalf and Dr. Kim Kiat Ong. The new board of directors then appointed Mr. Ban-Jun Yang as the President and CEO, Mr. Ka Yu as the Secretary and Treasurer and Mr. Asher Zwebner as the CFO.

The acquisition of Wanxin Bio-Technology Limited will fit into the overall strategy of the Company as it shifts strategic focus towards the rapidly expanding Chinese biopharmaceutical industry. The new management of the Company as well as the management of Shanghai Wanxing is well qualified to lead the Company towards further expansion in the rapidly expanding Chinese and global biopharmaceutical industries. Some of the key management of Shanghai Wanxing includes:

•
Mr. Ban-Jun Yang, newly appointed President of the Company, is the President and CEO of Shanghai Wanxing. He has led Shanghai Wanxing since 1996, bringing together a world-class research team and establishing an integrated R&D and production facility that meets global standards.

•
Dr. Tom Chen, Chief Medical Officer of Shanghai Wanxing, also serves as a consultant on PATH’s process development and manufacturing programs for Shanghai Wanxing’s malaria vaccine. He has also served as the Director of process Development for Plasma Derivatives for the American Red Cross.

•
Dr. Zhifang Cao, Director and Deputy General Manager of Shanghai Wanxing, integrates an extensive clinical background with a market-driven approach to identifying and developing bio-pharmaceuticals with strong therapeutic as well as profit potential. He has extensive international experience and is leading Shanghai Wanxing’s clinical trials of the malaria vaccine.

•
Dr. Weiqng Pan, Advisor of Shanghai Wanxing, is an internationally recognized researcher and the inventor of the patented plasmodium fusion antigen that Shanghai Wanxing is developing and testing as a blood-stage malaria vaccine.

ABOUT SHANGHAI WANXING BIO-PHARAMCEUTICALS CO., LTD.

Shanghai Wanxing is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Shanghai Wanxing currently has 10 products approved or in development: two on the market, one awaiting approval, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, blood cell regeneration.

Shanghai Wanxing has proven expertise in recombinant protein drug development. This category of drugs - developed using biotechnology -- are valued for their safety, lower cost of production and efficacy compared to chemical drugs. These biopharmaceuticals are becoming one of the fastest growing segments in the global pharmaceutical industry.

China is projected to become one of the world's major biotech players in the next 15 years. The country's biopharmaceutical industry has witnessed rapid growth since the late 1980s and is continuing to expand with more than 30 percent annual revenue growth, according to Advances in Biopharmaceutical Technology in China, September 2006, a report from BioPlan Associates (www.bioplanassociates.com) and the Society for Industrial Microbiology.

Shanghai Wanxing also has proven expertise in recombinant protein manufacturing technology and a patented low-cost, high-yield production process to enhance bioactivity and guarantee the highest levels or purity. It also has one of China’s largest capacities for the manufacture of recombinant bio-products. Shanghai Wanxing also has strong strategic alliances with leading Chinese research hospitals and institutes for collaborative development of patented and patentable techniques and treatments. This domestic strength is complemented by established relationships with internationally recognized health researchers and organizations.

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding CDoor Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where CDoor Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. CDoor Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

Contact:

Contacts:
Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com